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                                    EXHIBIT 3

                             STOCK OPTION AGREEMENT


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                             STOCK OPTION AGREEMENT

THE OPTION EVIDENCED BY THIS OPTION AGREEMENT MAY NOT BE TRANSFERRED EXCEPT TO A WHOLLY-OWNED SUBSIDIARY OF 3DFX.

     THIS STOCK OPTION AGREEMENT (the "Option Agreement") is dated as of December 13, 1998, between STB Systems, Inc., a Texas corporation ("STB"), and 3Dfx Interactive, Inc., a California corporation ("3Dfx").

                                    RECITALS

     A. 3Dfx, Vodoo Merger Sub, a Texas Corporation and a wholly-owned subsidiary of 3Dfx ("Sub"), and STB are simultaneously herewith entering into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Sub will be merged with and into STB (the "Merger"), pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of STB (the "STB Common Stock") outstanding immediately prior to the Merger will be converted into .65 shares (the "Exchange Ratio") of common stock of 3Dfx, no par value per share.

     B. As a condition to their willingness to enter into the Reorganization Agreement, 3Dfx and Sub have required that STB agree, and STB has agreed, to enter into this Option Agreement, which provides, among other things, that STB grant 3Dfx an option to purchase shares of STB Common Stock upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Option Agreement and the Reorganization Agreement, the parties agree as follows:


     1. GRANT OF OPTION. Subject to the terms and conditions of this Option Agreement, STB hereby grants to 3Dfx an irrevocable option (the "Option") to purchase 1,890,883 shares of STB Common Stock (the "Option Shares") at an exercise price of $5.7813 per share of STB Common Stock, subject to adjustment as provided below (the "Option Price"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     2. EXERCISE OF OPTION.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Option Agreement, prior to the termination of this Option Agreement in accordance with its terms, 3Dfx or its designee (which shall be a wholly-owned subsidiary of 3Dfx) may exercise the Option, in whole or in part, at any time or from time to time on or after the public disclosure of, or 3Dfx shall have learned of, the earliest event to occur of the following:



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               (i) any person or group other than 3Dfx or its affiliates shall have acquired or become the beneficial owners (within the meaning of Section 13(d)(3) of the Exchange Act) of more than 20% of the outstanding shares of STB Common Stock, or shall have been granted any option or right, conditional or otherwise, to acquire more than 20% of the outstanding shares of STB Common Stock (provided that in the event that such option or right expires unexercised, then to the extent the Option has not already been exercised, it shall no longer be exercisable except as otherwise provided in this Option Agreement);

               (ii) any person other than 3Dfx and its affiliates shall have made a tender offer or exchange offer (or entered into an agreement to make such a tender offer or exchange offer) for at least 20% of the then outstanding shares of STB Common Stock (provided that in the event that such tender offer or exchange offer or other proposal is withdrawn or terminates prior to consummation of such offer or proposal, then to the extent the Option has not already been exercised, it shall no longer be exercisable except as otherwise provided in this Section 2(a)); or

               (iii) STB shall have entered into a written definitive agreement or written agreement in principle in connection with a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of STB and its subsidiaries, taken as a whole or all or a material portion of the equity interest in STB and its subsidiaries, taken as a whole, or other similar transaction or business combination.

          (b) In the event 3Dfx wishes to exercise the Option at such time as the Option is exercisable, 3Dfx shall deliver written notice (the "Exercise Notice") to STB specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not later than thirty (30) business days from the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If prior to the Expiration Date (as defined in Section 11 below) any person or group (other than 3Dfx or its affiliates) shall have made a bona fide proposal that becomes publicly disclosed, with respect to a tender offer or exchange offer for 50% or more of the then outstanding shares of STB Common Stock (a "Share Proposal"), a merger, consolidation or other business combination (a "Merger Proposal") or any acquisition of a material portion of the assets of STB (an "Asset Proposal"), or shall have acquired 50% or more of the then outstanding shares of STB Common Stock (a "Share Acquisition"), and this Option is then exercisable then 3Dfx, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a)) to request in writing that STB pay, and promptly (but in any event not more than five (5) business days) after the giving by 3Dfx of such request, STB shall, subject to Section 2(c) below, pay to 3Dfx, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to (i) the excess over the Option Price of the greater of (A) the last sale price of a share of STB Common Stock as reported on the Nasdaq Stock Market on the last trading day prior to the date of the Exercise Notice, or (B)(1) the highest price per share of STB Common Stock offered to be paid or paid by any such person or group pursuant to or in connection with a Share Proposal, a Share Acquisition or a Merger Proposal or (2) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the



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number of shares of STB Common Stock then outstanding, multiplied by (ii) the number of Option Shares then covered by the Option. If all or a portion of the price per share of STB Common Stock offered paid or payable or the aggregate consideration offered paid or payable for the assets of STB, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of STB and the investment bankers of 3Dfx.

          (c) Following exercise of the Option by 3Dfx, in the event that 3Dfx sells, pledges or otherwise disposes (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale") then (i) any Breakup Fee due and payable by STB following such time shall be offset by the amount received (whether in cash, loan proceeds, securities or otherwise) by 3Dfx in such Sale less the exercise price of such Option Shares sold in the Sale (the "Offset Amount"), and (ii) if STB has paid to 3Dfx the Breakup Fee prior to the Sale, then 3Dfx shall immediately remit to STB the Offset Amount. Further, notwithstanding Section 2(b) above, in the event that 3Dfx receives the Cancellation Amount in lieu of exercising the Option, then (A) any Breakup Fee due and payable by STB following such time shall be reduced by the Cancellation Amount (the "Cancellation Offset Amount"), and (B) if STB has paid to 3Dfx the Breakup Fee prior to 3Dfx's receipt of such Cancellation Amount, then 3Dfx shall only be entitled to receive that portion of the Cancellation Offset Amount that exceeds the Breakup Fee. Notwithstanding the above, in no event shall the Offset Amount or the Cancellation Offset Amount be greater than the Breakup Fee.

     3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under
Section 2 of this Option Agreement shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, or at such other place as STB and 3Dfx may agree. At any Closing hereunder, (a) 3Dfx or its designee will make payment to STB of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to STB's instructions payable to STB in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and
(b) upon receipt of such payment STB will deliver to 3Dfx or its designee (which shall be a wholly-owned subsidiary of 3Dfx) a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names (which shall be 3Dfx or a wholly-owned subsidiary of 3Dfx) designated to STB in writing by 3Dfx.

     4. REGISTRATION AND LISTING OF OPTION SHARES.

          (a) STB agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of 3Dfx and (ii) cause to become and remain effective for a period of not less than six (6) months (or such shorter period as may be necessary to effect the distribution of such shares), the registration under the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request, provided, however, that (i) 3Dfx shall have the right to select the managing underwriter for



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any such offering after consultation with STB, which managing underwriter shall be reasonably acceptable to STB and (ii) 3Dfx shall not be entitled to more than one (1) effective registration statement hereunder.

          (b) In addition to such demand registration, if STB proposes to effect a registration of STB Common Stock for its own account or for the account of any other stockholder of STB, STB will give prompt written notice to all holders of Options or Option Shares of its intention to do so and shall use its reasonable best efforts to include therein all Option Shares requested by 3Dfx to be so included. No registration effected under this Section 4(b) shall relieve STB of its obligations to effect a demand registration under Section 4(a) hereof.

          (c) Registrations effected under this Section 4 may be effected only during the two (2) year period following the date of the Closing and shall be effected at STB's expense, including the fees and expenses of counsel to the holder of Options or Option Shares but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 4, STB shall indemnify and hold each holder of Options or Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such loss, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to STB expressly for use in such registration statement.

          (d) In connection with any registration statement pursuant to this
Section 4, each Holder agrees to furnish STB with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. In addition, 3Dfx shall indemnify and hold STB, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which STB, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to STB expressly for use in such registration statement.



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          (e) Upon the issuance of Option Shares hereunder, STB will use its reasonable best efforts promptly to list such Option Shares with the Nasdaq Stock Market or on such national or other exchange on which the shares of STB Common Stock are at the time listed.

     5. REPRESENTATIONS AND WARRANTIES OF STB. STB hereby represents and warrants to 3Dfx as follows:

          (a) STB is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has requisite power and authority to enter into and perform this Option Agreement.

          (b) The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of STB and no other corporate proceedings on the part of STB are necessary to authorize this Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of STB has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Option Agreement, and the consummation of the transactions contemplated hereby. This Option Agreement has been duly and validly executed and delivered by STB and, assuming this Option Agreement has been duly and validly authorized, executed and delivered by 3Dfx, constitutes a valid and binding obligation of STB enforceable against STB in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) STB has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, 1,890,883 authorized shares of STB Common Stock (or such other amount as may be required pursuant to Section 10 hereof), each of which, upon issuance pursuant to this Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests and not subject to any preemptive rights.

          (d) The execution, delivery and performance of this Option Agreement by STB and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to Section 4, compliance with the provisions of the Securities Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which STB or any property of STB or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.



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     6. REPRESENTATIONS AND WARRANTIES OF 3DFX. 3Dfx hereby represents and warrants to STB that:

          (a) 3Dfx is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has requisite power and authority to enter into and perform this Option Agreement.

          (b) The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of 3Dfx and no other corporate proceedings on the part of 3Dfx are necessary to authorize this Option Agreement or to consummate the transactions contemplated hereby. This Option Agreement has been duly and validly executed and delivered by 3Dfx and, assuming this Option Agreement has been duly executed and delivered by STB, constitutes a valid and binding obligation of 3Dfx enforceable against 3Dfx in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) 3Dfx or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     7. COVENANTS OF 3DFX. 3Dfx agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the Securities Act and any applicable state securities law. 3Dfx further agrees to the placement of the following legend on the certificate(s) representing the Option Shares (in addition to any legend required under applicable state securities laws):

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (i) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (ii) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     8. REASONABLE BEST EFFORTS. 3Dfx and STB shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Option Agreement, including, without limitation reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by 3Dfx and STB promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act, subject to the applicable provisions of the Reorganization Agreement.



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         9. CERTAIN CONDITIONS. The obligation of STB to issue Option Shares under this Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by 3Dfx pursuant to this Option Agreement under the HSR Act shall have expired or been terminated;

          (b) the representations and warranties of 3Dfx made in Section 6 of this Option Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

          (c) no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect which prohibits the exercise of the Option or acquisition of Option Shares pursuant to this Option Agreement.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of STB Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of STB, 3Dfx shall receive, upon exercise of the Option, the stock or other securities, cash or property to which 3Dfx would have been entitled if 3Dfx had exercised the Option and had been a holder of record of shares of STB Common Stock on the record date fixed for determination of holders of shares of STB Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares. In the event that any additional shares of Common Stock are issued after December 11, 1998 (other than pursuant to an event described in the preceding sentence of this Option Agreement), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, the number of shares of Common Stock subject to the Option (ignoring any exercise of this Option) equals at least fifteen percent (15%) of the number of shares of STB Common Stock then issued and outstanding (other than shares of STB Common Stock issued pursuant to the Option); provided, however, that nothing contained in this Section 10 shall be deemed to authorize STB to issue any shares of STB Common Stock in violation of the provisions of the Reorganization Agreement.

     11. EXPIRATION. The Option shall expire at the earlier of (i) the Effective Time (as defined in the Reorganization Agreement) or (ii) 180 days after termination of the Reorganization Agreement in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

     12. GENERAL PROVISIONS.

          (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing, except for the representations and warranties in Section 5(d) hereof which shall be deemed to have been made only as of the date hereof.



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          (b) Further Assurances. If 3Dfx exercises the Option, or any portion thereof, in accordance with the terms of this Option Agreement, STB and 3Dfx will execute and deliver all such further documents and instruments and use their reasonable best efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

          (c) Severability. It is the desire and intent of the parties that the provisions of this Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) Assignment. This Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided that STB shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder without the written consent of 3Dfx.

          (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

          (f) Amendments. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by 3Dfx and STB.

          (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):



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If to 3Dfx:


         3Dfx Interactive, Inc.
         4435 Fortran Drive
         San Jose, California 95134
         Attention: Chief Financial Officer
         Facsimile: (408) 262-5551

with a copy to:

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention:  Robert P. Latta, Esq./Chris F. Fennell, Esq.
         Facsimile: (650) 845-5000

If to STB:

         STB Systems, Inc.
         3400 Waterview Parkway
         Richardson, Texas 75080
         Attention: Chief Financial Officer
         Facsimile: (972) 680-7153

with a copy to:

         Locke Purnell Rain Harrell
         2200 Ross Avenue, Suite 2200
         Dallas, Texas 75201
         Attention: John B. McKnight, Esq.
         Facsimile: (214) 740-8800


          (h) Headings. The headings contained in this Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Agreement.

          (i) Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.



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          (j) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof.

          (k) Jurisdiction and Venue. Each of STB and 3Dfx hereby agrees that any proceeding relating to this Option Agreement shall be brought in a state court of California. Each of STB and 3Dfx hereby consents to personal jurisdiction in any such action brought in any such California court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such California court or to any claim that any such California court is an inconvenient forum.

          (l) Entire Agreement. This Option Agreement, the Reorganization Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Option Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Option Agreement shall be construed to give any person other than the parties to this Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Option Agreement or any provision contained herein.

          (m) Expenses. Except as otherwise provided in this Option Agreement, each party shall pay its own expenses incurred in connection with this Option Agreement.









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     IN WITNESS WHEREOF, the parties have caused this Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                    3DFX INTERACTIVE, INC.


                                    By: /s/ L. Gregory Ballard
                                       -----------------------------------------
                                    Name:  L. Gregory Ballard
                                    Title: President and Chief Executive Officer


                                    STB SYSTEMS, INC.


                                    By: /s/ William E. Ogle
                                       -----------------------------------------
                                    Name: William E. Ogle
                                    Title: Chief Executive Officer








                     [Stock Option Agreement Signature Page]